Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

Innovative Eyewear, Inc.

Miami, Florida

We consent to the incorporation by reference in the Registration Statement of Innovative Eyewear, Inc. (the “Company”) on Form S-8 (File No. 333-267677) and Form S-3 (File No. 333-276938), of our report dated March 25, 2024 with respect to our audit of the financial statements of the Company as of December 31, 2023 and 2022, and for each of the years then ended, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

Tampa, Florida

March 25, 2024

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